Exhibit 99

IMMEDIATE RELEASE


      Contact: Leonard Bell, M.D.                     Rhonda Chiger (Investor)
               President and CEO                      Susan Farley (Media)
               Alexion Pharmaceuticals                Dewe Rogerson Inc.
               203/776-1790                           212/688-6840


               ALEXION RECEIVES $10 MILLION IN PRIVATE PLACEMENT

New Haven, CT, September 9, 1997 --- Alexion Pharmaceuticals, Inc. (Nasdaq:
ALXN) today announced that it has closed a private placement of $10.0 million in stock to a single institutional investor, BB Biotech. Robertson, Stephens & Company LLC served as Advisor in the transaction.

"We are gratified to add BB Biotech as a significant new shareholder. In addition to the $11.2 million raised in July, 1997, we believe that these proceeds will allow us to further augment the clinical development of our lead C5 complement inhibitors and more broadly advance the manufacturing, preclinical development and clinical development of our portfolio of product candidates," said Dr. Bell, President and Chief Executive Officer of Alexion.

BB Biotech purchased 400,000 shares of Series B Preferred Stock at $25.00 per share, convertible automatically in six months, or at the election of the holder at any time after the date of issuance, into 935,782 shares of common stock at $10.686 per share. The conversion price represents a 3% premium to the closing bid of $10.375 on the day of pricing. The Series B Preferred Stock will pay a dividend of $2.25 per share of Series B Preferred Stock on March 4, 1998, payable in cash or common stock at the discretion of Alexion. Proceeds from the private placement will be used to fund the Company's research and development activities including ongoing and planned clinical studies, production of clinical trial material, preclinical studies, and for general corporate purposes.

Alexion Pharmaceuticals, Inc. was founded in 1992 and is engaged in the development of selective immunotherapeutic drugs that generally are designed to inhibit the disease-causing segments of the immune system while preserving the disease-preventing aspects of the immune system. The Company is developing three technology platforms: C5 Complement Inhibitors and Apogen T-Cell Therapeutics which together target severe cardiovascular and autoimmune disorders; and xenografts for organ transplants.

This news release contains forward looking statements. Such statements are subject to certain factors which may cause Alexion's plans to differ or results to vary from those expected including unexpected preclinical or clinical results, the need for additional research and testing, delays in manufacturing, access to capital and funding, delays in development of commercial relationships and a variety of risks set forth from



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time to time in Alexion's filings with the Securities and Exchange Commission, including but not limited to Alexion's Annual Report on Form 10-K for the year ended July 31, 1996 and those risks as discussed in Alexion's Registration Statement (Registration No. 333-29617). Alexion undertakes no obligations to publicly release the results of any of these forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The shares of Preferred Stock and the Common Stock into which the Preferred Stock may be converted, have not been registered under the Securities Act of 1933, as amended, and may not be offered and sold in the United States absent registration under such Act or an applicable exemption from registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the capital stock of the Company nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.